UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2005

Consolidated Water Co. Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	0-25248	Not Applicable
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Windward Three-4th Fl, West Bay Road, P.O. Box 1114 GT, Grand Cayman, Cayman Islands		none
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	345-945-4277

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 25, 2005, Consolidated Water Co. Ltd. (the "Company") entered into a loan agreement with Ocean Conversion (BVI) Ltd. ("Ocean Conversion"), pursuant to which the Company has agreed to loan to Ocean Conversion up to U.S.$3.0 million to be applied by Ocean Conversion for the design, construction and commissioning of a 500,000 Imperial gallon per day seawater desalination plant (the "Plant") at Bar Bay, Tortola, British Virgin Islands. The Company, through its ownership of 100% of the capital stock of DesalCo Limited, owns 50% of the voting stock of Ocean Conversion and 50% of certain profit sharing rights in Ocean Conversion.

The principal amount of the loan is due and payable on June 1, 2007. Interest accrues at the rate of the 90-day LIBOR rate plus 3.5% on amounts drawn down by Ocean Conversion for the construction of the Plant and is payable quarterly in April, July, October and January of each year until the outstanding principal and accrued interest is paid in full. While Ocean Conversion's bank indebtedness of approximately $500,000 remains outstanding, all amounts borrowed under the loan agreement will be subordinated to such bank indebtedness. All outstanding principal and interest under the loan agreement may be prepaid in full without penalty.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No. - Title
99.1 - Loan Agreement dated May 25, 2005 between Consolidated Water Co. Ltd. and Ocean Conversion (BVI) Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Water Co. Ltd.

June 1, 2005	By:	Frederick W. McTaggart

Name: Frederick W. McTaggart
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Loan Agreement dated May 25, 2005 between Consolidated Water Co. Ltd. and Ocean Conversion (BVI) Ltd.